Exhibit 10.4

A. T. Cross Company

Deferred Compensation Plan

for Employee Officers and Directors

Amended and Restated

Terms and Conditions

Introduction: This A.T Cross Company Deferred Compensation Plan for employee officers (the "Plan") is an amendment and restatement of the A.T. Cross Company Deferred Compensation Plan as it is heretofore applied to employees of A.T. Cross Company or its subsidiaries (the "Company") who were eligible for participating in the Group I or Group II of the A.T. Cross Company Executive Incentive Compensation Plan or its equivalent at a subsidiary company.

Eligibility: Eligibility in the Plan shall be limited to those employee executive officers of A.T. Cross Company or its subsidiaries (the "Company") at the level of Vice President or above.

Deferral Elections: Plan participants can defer a portion of their compensation (base salary and/or annual bonus) each year during the duration of the Plan. All elections to defer shall be made in writing and shall be effective upon receipt and acceptance by the Company.

Elections with respect to base salary shall be made not later than the last day of the preceding calendar year with respect to elections to be effective January 1, and not later than June 30 for elections to be effective July 1 of that calendar year, and once made shall be irrevocable for that six-month period.

Elections with respect to bonus that may be earned during a calendar year shall be made not later than the last day of the preceding calendar year, and once made shall be irrevocable for that year.

Amounts deferred by a participant will be payable at the end of the deferral period elected by the participant at the time of deferral, which in no event shall extend for any reason beyond termination of employment.

No participant shall be allowed to defer an amount of base salary for any year if such deferral would cause the non-deferred portion of his base salary for that year to fall below the Social Security taxable wage base in effect for that year.

Deferral Accounts: All amounts deferred by a participant will be credited to a separate book account in his name by the Company. The participant may elect that amounts credited to his account be allocated between two sub-accounts: the "Interest Income Account" and the "Fixed Income Account". Investment elections shall be made at the time of deferral.

A participant may elect to allocate his existing account balance between the Interest Income Account and the Fixed Income Account by submitting a written election form on or prior to December 31 of any calendar year.

The average of the amount credited to a participant's Interest Income Account on the last day of each month during the year will be credited with interest equivalents as of each June 30 and December 31. The rate of interest equivalents to be credited to the Interest Income Account will be equal to the six-month Treasury bill rate in effect on each such date.

As of the last day of each month, the participant's Fixed Income Account will be credited with the income, gains or losses that would have been earned during the period had such account been invested in the Fleet Stable Asset Fund (or such other successor fund as offered under the Company's qualified defined contribution plan).

The Company shall prepare an annual statement for each participant showing the amount credited to the participant's account.

During the deferral period, no participant will have any rights to the amounts which he has deferred. No participant or his legal representatives or any beneficiary designated by him shall have any right, other than the right of an unsecured general creditor of the Company, in respect to the account of such participant established hereunder.

Payment of Account: Amounts standing to the credit of a participant's account shall be paid, or commence to be paid, upon the termination of the deferral period. The effective date for such payment, or commencement of payments, shall be the January 15 coincident with or next following the termination of the deferral period. All payments shall be measured by the amount credited to such participant's account as of the December 31 preceding such January 15, and actual payment shall be made not later than the following January 31.

Payments of deferred compensation may be made either in a single lump sum or in annual installments over a period of up to ten (10) years, as the participant has elected in writing at the time of his election to defer compensation under the Plan. In the absence of any effective election, payment shall be made in five (5) annual installments. In the case of installment payments, during the payment period, interest equivalents shall be credited to the participant's account in accordance with Paragraph 3 as if the entire remaining account was invested in an Interest Income Account. A participant may elect to change the method of payment at any time up to one (1) year prior to the commencement of payments.

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Payment of Account to Beneficiary Upon Death: If a participant who has deferred compensation under the Plan dies before he has received payment of the full amount credited to his account, such unpaid portion will be paid to the participant's beneficiary as stated on the deferral election form. If no beneficiary has been stated, such unpaid portion shall be paid to the participant's beneficiary as stated in the Company's group life insurance program, if any, otherwise to the participant's legal representatives or to such other person(s) as may be entitled thereto as determined by a court of competent jurisdiction.

Special Rules: Notwithstanding the provisions of Paragraph 4 above, in the case of a participant whose deferral period ends as a result of termination of employment with the Company other than on account of retirement, disability or death, or who is receiving installment payments under the Plan at the time of such termination of employment, the Company reserves the right to pay such participant the entire amount credited at such date to his account in a single lump sum within ninety (90) days of his termination of employment and such payment shall completely discharge the Company's obligations under the Plan.

Retirement as referred to in this Paragraph 6 means any termination of the participant's employment with the Company on or after his early or normal retirement date pursuant to the provisions of the A. T. Cross Company Pension Plan. Disability means disability as referred to under the A. T. Cross Company Pension Plan.

Tax Withholding: Distribution of any deferred compensation payment will be reduced for the amounts required to be withheld pursuant to any governmental law or regulation with respect to taxes or similar provisions.

Non-Transferability: The deferred compensation payable under this Plan shall not be subject to alienation, assignment, garnishment, execution, or levy of any kind, and any attempt to cause any compensation to be so subjected shall be recognized.

Impact on Other Benefits: Base salary amounts deferred will be treated as if they were paid currently for purposes of determining coverages and benefits under the Company's group life insurance, accident death and dismemberment, salary continuation, and Long Term Disability programs, and Incentive Compensation Plan. Since coverages and benefits under these programs are based on current salary, this will be accomplished by adding the amount of the deferred base salary back into amounts paid currently to compute the participant's insurance coverages or incentive bonus award.

In determining the amount of any pension to which an employee-participant may become entitled under the A.T. Cross Company Pension Plan, only the amount of base salary actually received by the participant prior to termination of employment shall be taken into consideration. Since the deferral of compensation under this program may reduce the amount of benefit to which the participant is entitled under the A. T. Cross Company's Pension Plan, Profit Sharing Plan and Trust, and Savings Plan and Trust, an employee who defers a portion of his base salary will be made whole for the purposes of such plans through the payment, at retirement, of supplemental benefits from the general assets of the Company in accordance with the Company's non-qualified, unfunded supplemental plans.

No Guaranty of Employment: Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Company, and the Company expressly reserves the right to dismiss any employee, at any time, without liability for the effect which such dismissal might have upon such employee hereunder.

Amendment and Termination: This Plan may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board of Directors of the Company. The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Plan shall adversely affect the amounts payable hereunder on account of compensation deferred prior to the effective date of such amendment or termination.

Rhode Island Law to Govern: This Plan, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Rhode Island, except as such laws may be superseded by any applicable Federal laws.

Effective Date: The Plan was amended and restated by the Board of Directors of the Company as of February 13, 2003.

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